Exhibit 10.24(b)

April 8, 2004

TO: Martha Rehm

FR: Adam Aron

RE: Your Base Salary Compensation

This memo will confirm our discussion that your annual base salary will adjust to become $350,000, effective October 1, 2004.

This has been reviewed with and approved by both the CEO and the Chairman of the Compensation Committee of the Board, and shall be a binding commitment to you from the Company.

Adam Aron (//s//)